EXHIBIT 3.1

CERTIFICATE OF AMENDMENT TO

THE

CERTIFICATE OF INCORPORATION

OF

QUALIGEN THERAPEUTICS, INC.

(Pursuant to Section 242 of the

Delaware General Corporation Law)

Qualigen Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.	Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Certificate of Incorporation (this “Certificate of Amendment”) amends the provisions of the Certificate of Incorporation of the Corporation, as amended (the “Charter”).

2.	Upon this Certificate of Amendment becoming effective, the Charter is hereby amended as follows:

ARTICLE I of the Charter, as amended, is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the corporation is AIxCrypto Holdings, Inc.

3.	This Certificate of Amendment has been approved and duly adopted by the Corporation’s Board of Directors and the stockholders in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of this 14th day of November, 2025

QUALIGEN THERAPETUICS, INC.

By:	/s/ Kevin A. Richardson
Name:	Kevin A. Richardson II
Title:	Co-Chief Executive Officer